UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 13, 2010

The Wilber Corporation
(Exact name of registrant as specified in its charter)

New York	001-31896	15-6018501
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

245 Main Street, Oneonta, New York 13820
(Address of principal executive offices)

Registrant’s telephone number, including area code: (607) 432-1700

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement.

On October 13, 2010, Wilber National Bank (the “Bank”), the wholly-owned subsidiary of The Wilber Corporation (the “Corporation”) entered into a formal written agreement (the “Agreement”) with the Office of the Comptroller of the Currency (the “OCC”), the Bank’s primary regulator.  The Agreement became effective on October 13, 2010 and will remain in effect and enforceable until it is modified, waived or terminated in writing by the OCC.  A copy of the Agreement is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Entry into the Formal Agreement does not change the Bank’s “well-capitalized” status as of the date of this Current Report on Form 8-K.  The Agreement is based on the findings of the OCC during their on-site examination of the Bank as of March 22, 2010.  Since the completion of the examination (the “OCC Exam”), the Board of Directors of the Bank (the “Bank Board”) and its management have aggressively worked to address the findings of the OCC Exam, and have already successfully implemented initiatives and strategies to address and resolve a number of the issues noted in the Agreement.  The Bank continues to work in cooperation with its regulators to bring its policies and procedures into conformity with directives.  The Company has also engaged an investment banking firm to assist management in reviewing strategic alternatives.

Under the terms of the Agreement, the Bank is required to take the following actions: (i) adopt and implement a written action plan detailing the Board’s assessment of actions required to correct the Bank’s deficiencies noted in certain OCC exams, along with a timeline for the implementation of such a plan; (ii) ensure continuation of a competent full-time President to carry out the Board’s policies and adequately manage the day-to-day operations of the Bank; (iii) develop, implement and adhere to a written program to improve the Bank’s loan portfolio management and correct each deficiency cited in certain OCC exams; (iv) develop, implement and adhere to a written program to reduce the high level of credit risk; (v) make a diligent effort to obtain credit information on all loans lacking such information and ensure that proper collateral documentation is in place; (vi) protect the Bank’s interest in assets criticized by the OCC; (vii) review and revise its written loan policy; (viii) reverse or charge off all interest that has accrued and is contrary to regulatory call report  requirements;  (ix) adopt, implement and adhere to a policy to ensure proper management of other real estate owned; (x) continue to review the adequacy of the Bank’s allowance for loan losses and maintain a program to ensure an adequate allowance; (xi)  develop, implement and adhere to a three year capital program to include, without limitation, specific plans for maintaining adequate capital, remain “well capitalized”, and a dividend policy that permits declaration of dividends only when in compliance with the capital program and when certain other conditions are met;  (xii) adopt, implement and adhere to a written strategic plan establishing, among other things, objectives for the Bank’s overall risk profile, earnings performance and growth and (xiii) correct each violation of law, rule or regulation cited in the two most recent regulatory examination reports and implement procedures to avoid future violations.

Additionally, the Bank is required to submit periodic progress reports to the OCC regarding various aspects of the foregoing actions.  The Bank Board shall appoint a compliance committee to monitor and coordinate the Bank’s performance under the Agreement.

The foregoing description is only a summary of the material terms of the Agreement and is qualified in its entirety by reference to the Agreement, which is attached hereto as Exhibit 10.1.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b)  On October 13, 2010,  the Board of Directors of The Wilber Corporation (the “Corporation”) approved the appointment of Alfred S. Whittet as President and Chief Executive Officer of the Corporation, effective October 13, 2010.

Mr. Whittet, age 67, was named Interim President and Chief Executive Officer of Wilber National Bank (the “Bank”), the wholly owned subsidiary of the Corporation, effective August 27, 2010.  He has extensive experience in managing Bank and Company operations, and in managing the loan and credit functions and personnel.  He served as President and Chief Executive Officer of the Company from 1998 until his retirement effective January 2, 2006.  Mr. Whittet held various positions with the Bank after joining the institution in 1972, including Chief Executive Officer and Vice Chairman of the Bank in 2005, President and Chief Executive Officer of the Bank from 1998 through 2004, President and Chief Operating Officer of the Bank from 1986 to 1998, and Executive Vice President, Secretary and Vice President.  He has been a Director of the Bank since 1986 and of the Company since December 1997.  Mr. Whittet has been serving in the role of Vice Chairman of the Bank’s Board since January 2005 and, since January 2, 2010, has served as the Chairman of the Bank’s Loan and Investment Committee.  Additional details regarding Mr. Whittet’s experience and background are included in the Company’s Proxy Statement filed with the Securities and Exchange Commission on March 23, 2010.

As Interim President and Chief Executive Officer of the Bank, Mr. Whittet is compensated on a prorated basis for actual hours worked, based on annual compensation of $300,000.00, without any employee benefits, pursuant to an oral agreement between him and the Bank.  Mr. Whittet will not be compensated further for services performed as President and Chief Executive Officer of the Corporation.

Item 9.01   Financial Statements and Exhibits.

(c)  Exhibits.

Exhibit
No.	Description

10.1	Formal agreement with the OCC dated October 13, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE WILBER CORPORATION
(Registrant)

/s/ Joseph E. Sutaris
Joseph E. Sutaris
Executive Vice President, Chief Financial Officer, Secretary, Treasurer

Date: October 19, 2010